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                                                                Exhibit 10.10(a)

                            MEMORANDUM OF AGREEMENT
                            PLAYBOY CHANNEL--JAPAN

The following sets forth the mutual understanding as of July 31, 1995, of Playboy Entertainment Group, Inc. ("Playboy") and Tohokushinsha Film Corporation ("Tohokushinsha") with respect to the material terms of their agreement to form and operate a programming service venture (the "Venture") in Japan, which agreement, including the terms described in this Memorandum of Agreement and such additional terms as the parties may mutually agree, after good faith negotiations, will be set forth in a Shareholders' Agreement, a Program Supply Agreement and a Trademark License Agreement (collectively, the "Definitive Agreements"). Those material terms are as follows:

PURPOSE OF VENTURE: The Venture will own and operate a subscriber-based adult oriented television service in Japan. The name of the adult oriented television service will be "The Playboy Channel" (the "Channel"). For purposes hereof and of the Definitive Agreements (other than the purpose of defining the Channel), an "adult programming service" is any block of programming that (a) represents at least 60% of the hours of programming between 5:00 p.m. and 3:00 a.m. on a channel (irrespective of such channel's method of distribution), and (b) regularly contains nudity, depicts sexual acts and is adult-oriented.

FORMATION: The Venture will be organized as a corporation under the laws of Japan on the following basis ("Y" means-Japanese Yen; "M" means millions):

OWNERSHIP: 80.125% to Tohokushinsha and 19.875% to Playboy.

PAID-IN-CAPITAL: Y120,000,000, of which Tohokushinsha will contribute 80.125% (Y96,150,000) and Playboy will contribute 19.875% (Y23,850,000). Playboy's contribution of Y23,850,000 will be the first and last capital contribution that Playboy will be required to make, except as otherwise expressly provided herein. Because Playboy is required by law to make payment in full for its shares at the time of their issuance, rather than allowing for the execution of a promissory note or other arrangement as consideration, Tohokushinsha will advance to Playboy the funds for such capital contribution, which advance will be recouped by Tohokushinsha from any monies due Playboy from the Venture or Tohokushinsha.

DISTRIBUTIONS: Notwithstanding the above, it is agreed that (a) the venturers will be entitled at all times to a percentage


                                                              EXECUTED AGREEMENT
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interest of the net profits of the Venture distributable to its shareholders in accordance with their respective ownership percentage interest in the Venture, and (b) if a Liquidity Event (as defined below) occurs, Playboy will be entitled to 30% of any net proceeds therefrom distributed to the Venture's shareholders less an amount that is the greater of (i) the number of shares that constitutes 10.125% of the stock on a fully diluted basis, without giving effect to the Liquidity Event, at the time of the Liquidity Event (i.e., as if additional authorized, but unissued, shares had been issued in an amount equal to 10.125% of the outstanding shares), times the per share Initial Value (as defined in Issued Shares below), plus accrued interest thereon at the Japanese Prime Lending Rate as announced by The Industrial Bank of Japan for domestic lending from the date of initial capitalization, or (ii) the Book Value (which shall be defined for all purposes herein as the difference between total assets and total liabilities (after giving effect to taxes, interest and depreciation) as reflected in the Venture's financial records and determined as of the date immediately prior to the date of such transaction in accordance with Japanese generally accepted accounting principles consistently applied) of 10.125% of the Venture on a fully diluted basis without giving effect to such Liquidity Event; provided, however, that for the purpose of calculating the foregoing reduction, in no event shall such Book Value of 10.125% of the Venture be greater than the net proceeds of the Liquidity Event that would be distributable to a holder of 10.125% of the then currently issued and outstanding shares.

The venturers will cause the Venture to distribute promptly to the venturers all Excess Cash (as defined below), including, but not limited to, Excess Cash resulting from the net proceeds of a Liquidity Event. For purposes hereof, "Liquidity Event" means any of the following: (i) a sale of all or part of the assets of the Venture, (ii) a public offering of shares in the Venture, whether or not the offered shares are newly issued for such purpose, (iii) a merger or other reorganization if after such event the equity interests in the surviving corporation or other entity is held other than by Tohokushinsha and Playboy in the proportions each held shares in the Venture immediately prior to such event, or (iv) a total or partial liquidation of the Venture. For purposes hereof, "Excess Cash" means that amount in excess of amounts reserved for payment of current and anticipated liabilities, including any liabilities owed to Tohokushinsha and any Base Trademark Royalties and Program License Fees (as defined below) payable to Playboy, or otherwise needed for use in the operation of the Venture's business for the current period, as determined in good faith by the Board of Directors.

The Venture will not declare any dividend or make any distribution on its shares so long as there remains outstanding any indebtedness of the Venture or of Playboy to Tohokushinsha.


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Issued Shares: 2,400, with an initial value of Y50,000 per share (the "Initial
Value").

Authorized Capital: Y120 M; unless required by Japanese regulators to increase in connection with the Venture's application for DTH (as defined below). If Playboy and Tohokushinsha are so required by Japanese regulators to make additional capital contributions to the Venture, such additional capital contributions will be made by each venturer in accordance with its respective ownership percentage interest in the Venture. At Playboy's request (to the extent that there are insufficient funds then owing to Playboy from the Venture), Tohokushinsha will advance to Playboy the funds for such additional capital contribution, which advance will be recouped by Tohokushinsha from any monies due Playboy from the Venture or Tohokushinsha.

Powers: The Venture will have all customary powers of a business corporation, including the power to issue securities to the public.

Additional Rights Re Shares: Without limiting the requirements described below regarding approval of any direct or indirect transfer of shares in the Venture, the parties shall have preemptive rights and "come-along" rights and participation rights on customary terms in the event that either party desires to sell some or all of such party's shares in the Venture pursuant to a bona fide third-party offer or pursuant to a public offering of shares by such party. Playboy will have the right to come-along or otherwise participate in any such transaction up to 30% thereof.

"DIRECT-TO-HOMES" TRANSMISSION ("DTH"): The Channel initially will be offered to cable systems, hotels and multiple-dwelling closed-circuit systems. The Venture will use its reasonable efforts to obtain a license to transmit "direct-to-homes" via direct broadcast satellite or other direct-to-homes delivery systems. The parties expect to make such application as soon as feasible, and, in good faith based upon reasonable business criteria (taking into account only the interests of the Venture), will mutually determine when the Venture will seek such license, and, if a license is obtained, when such transmissions will commence. If the government refuses to grant such a license due to the Venture's exhibition of non-Playboy programming, the Venture will use reasonable efforts to conform such programming so that the DTH license may be obtained, so long as such conformance is not materially financially detrimental to the Venture.

CORPORATE GOVERNANCE: The Venture will have four directors, one of whom will be appointed by Playboy and three by Tohokushinsha. Meetings of the Board will require not less than 30 days' prior


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written notice. Japanese broadcast law requires that all directors of companies providing DTH service be Japanese nationals. Accordingly, prior to the Venture making application to provide DTH service, Playboy will appoint Japanese nationals in place of any of its non-qualified directors. The following events will require the approval of each party: amendments to charter documents, merger or other reorganization, issuance of additional shares, declaration of dividends, distributions, stock splits, reverse stock splits or redemption of shares, acting in a manner which is materially inconsistent with an approved Business Plan or an annual budget, or otherwise materially outside the ordinary course of business, a public offering of shares by the Venture, entering into any other businesses, and extending the Channel to different media or to different territories (without prejudice to Playboy's separate right as Licensor under the Trademark License Agreement and Program Supply Agreement to withhold consent, in its sole discretion, to any territorial expansion of the Channel), loans by the Venture to any Shareholder, or termination, dissolution or liquidation of the Venture other than as expressly provided below. The parties will negotiate in good faith regarding further reasonable corporate governance provisions for the protection of the minority shareholder in connection with the Definitive Agreements. Each venturer will have the right to examine the books and records of the Company and, in addition, Playboy at its own cost will have the annual right to audit or cause an audit of the books and records of the Venture by a Japanese licensed accountant (other than the Venture's accountant) during the Venture's normal business hours upon not less than ten (10) business days prior written notice to Tohokushinsha within ninety (90) days after Playboy's receipt of the Venture's audited annual financial statements for the year then ended. Each shareholder of the Venture shall bear its own costs of attendance at Board meetings. There will be an operating advisory committee comprised of four members, two of whom will be appointed by each of the parties hereto. Decisions of the operating advisory committee must be unanimously agreed to by the parties.

VENTURE OPERATING COSTS: Tohokushinsha or related entities will lend funds to the Venture as necessary to cover the cash requirements of the Venture to the extent that such cash requirements cannot be covered out of the Venture's cash flow, the Venture's capital or any third-party borrowings of the Venture. Such loans to the Venture will bear interest at the Prime Lending Rate in Japan for domestic lending as announced from time to time by The Industrial Bank of Japan. Funds advanced by Tohokushinsha and its related entities shall be evidenced by promissory notes of the Venture payable upon the demand of Tohokushinsha; provided, however, that Tohokushinsha shall not make demand thereon or be entitled to receive payment therefor until and unless and only to the extent that there is sufficient Excess Cash. Playboy will


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not be obligated to guarantee loans made to the Venture by third parties or by
Tohokushinsha or its related entities. The term "related entities" will include any lenders controlled by, controlling or under common control with, Tohokushinsha.

TRADEMARK LICENSE: Playboy will cause Playboy Enterprises, Inc. to grant to the Venture a license in the form of the trademark license agreement attached hereto as Exhibit A (the "Trademark License Agreement") to use the trademarks "Playboy" and the "Rabbit Head Design" and such combination or additional trademarks as described in and pursuant to the Trademark License Agreement (the "Trademarks"), in, and in connection with, the Channel and the marketing and promotion of the Channel. This grant of license will be made to the Venture on an exclusive basis with respect to television services only, and only for use in the country of Japan. The only exceptions to the foregoing exclusivity will be customary presentation and logo credits to "Playboy" and "The Playboy Channel" in the title and end credits sequences of programs licensed to others as permitted hereunder and the other exceptions described in the Trademark License Agreement. The Venture will not sub-license the Trademarks except with the consent of Playboy. Until the Definitive Agreements are executed, references in the Trademark License Agreement to the Shareholders' Agreement and the Program Supply Agreement will be deemed to be a reference to the applicable provisions of this Memorandum of Agreement.

BASE TRADEMARK ROYALTY: For the right to use the Playboy Trademarks as set forth above, the Venture will pay Playboy a base trademark royalty equal to 2.5% of Adjusted Gross Revenues ("Base Trademark Royalty"). "Adjusted Gross Revenues" shall mean the gross revenues actually received by the Venture from subscribers to the Channel (including pay per view revenues) and all other revenues from operation of the Channel by the Venture less (a) consumption and other taxes (other than income taxes), (b) the costs of collection (not including any "overhead" type charges of the Venture or Tohokushinsha) of the gross revenues and (c) costs paid by the Venture of protecting the Trademarks in Japan applicable to the Venture as provided in the Trademark License Agreement. Notwithstanding the foregoing, for the purpose of calculating the Base Trademark Royalty, the term "Adjusted Gross Revenues" will not include revenues derived from home shopping and advertising.

BONUS TRADEMARK ROYALTY: At the end of any applicable year, the Venture will pay to Playboy certain bonus trademark royalties based upon the formula set forth in Exhibit B attached hereto and incorporated herein by reference, which will be calculated on a quarterly basis during such year and on a year-end annual basis as set forth in the Trademark License Agreement (the "Bonus Trademark Royalty").


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PROGRAMMING RESTRICTIONS: Non-Playboy supplied programming is to be consistent with the quality and content standards of Playboy as evidenced by the programming exhibited on Playboy TV in the United States. In no event will the Venture utilize non-Playboy supplied programming which, if such programming were subject to Japan's voluntary rating system, would not be rated, or which would violate the prohibitions set forth in Section 4.1 of the Trademark License Agreement. The percentage of edited versions of what would otherwise (i.e., absent the editing) constitute in the United States X or NC-17 or similarly rated programming shall be reasonably consistent with the then prevailing percentage of such programming on Playboy TV in the United States. In addition, the Venture will consider in good faith any comments Playboy may have with respect to other matters regarding programming content, format and other material elements of the Channel's transmission format, but the judgment of the Venture will be binding, subject to any specific requirements or restrictions contained herein or in the Trademark License Agreement.

At Playboy's option, Playboy shall have the right to cause the Venture to hire, at reasonable compensation and at the Venture's expense, an individual to evaluate all non-Playboy supplied programming for purposes of insuring compliance with the programming and advertising restrictions herein and in the Trademark License Agreement (the "Program Evaluator"). Playboy shall designate the individual it desires to have serve as such Program Evaluator, which designation shall be subject to Tohokushinsha's good faith approval not to be unreasonably withheld. The Program Evaluator shall have access all non-Playboy programming and materials to be exhibited on the Channel reasonably in advance of the scheduling of such exhibition. The Program Evaluator shall report directly to a Playboy or Playboy Enterprises, Inc. executive to be designated by Playboy. If the Program Evaluator determines any program or other material to be unacceptable, he shall immediately notify both Playboy and the Venture, the Venture shall immediately refrain from any use of such program or material and the Venture shall either (i) propose alternative or edited programming that addresses and eliminates the Program Evaluator's concerns or (ii) if the Venture disputes the assertion that such program or material violates applicable restrictions, the parties will submit such dispute to mediation and arbitration as set forth below. Pending resolution of any such dispute, no use shall be made of the program or material in question. Playboy shall at any time have the right to cause the Venture to fire any such Program Evaluator and hire a replacement, provided that such replacement shall be subject to Tohokushinsha's good faith approval not to be unreasonably withheld. If the parties are unable to agree with respect to the hiring or replacement of any Program Evaluator, the matter shall be submitted to mediation and arbitration as set forth below.


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Prior to the appointment of any Program Evaluator, or at any time thereafter, the Venture will submit to Playboy for its inspection and at its expense, representative samples of all items and materials to be exhibited on the Channel as may be reasonably requested by Playboy for purposes of determining compliance with the terms hereof. Playboy shall have three (3) business days to notify Tohokushinsha in writing of any objection to any such items or materials or the same shall be deemed approved. If Playboy objects to any program or material or part thereof as being violative of the terms hereof, the Venture shall immediately cease any use thereof pending resolution by the parties or pursuant to mediation and arbitration as provided for below. The Venture will not market, promote, distribute, sell, telecast, cablecast or otherwise exploit any product or service that is produced or licensed by and that carries the brand name or logo of any other men's sophisticate magazine, such as Penthouse or Hustler. The Venture will also be subject to the restrictions on advertising (including home shopping) on and or for the Channel set forth in Section 4.2 of the Trademark License Agreement.

SUPPLYING OF PROGRAMS: Subject to any rights existing in favor of others as of the date hereof as described in Exhibit C attached hereto (the "Existing Rights"), Playboy will make available to the Venture all of its program inventory and, in any event, in each of the indicated years of operation, Playboy will make available to the Venture and the Venture will license from Playboy not less than the following number of program hours:

          1st Year - 120 Hours
          2nd Year - 130 Hours
          3rd Year - 150 Hours
          4th Year - 160 Hours
          5th Year - 170 Hours
          Subsequent Years - 180 Hours

All programs offered to the Venture will be of the same general type, and at least the same level of production value, as programs exhibited on Playboy TV in the United States. Notwithstanding the foregoing, Playboy will not be obligated to supply those motion pictures produced by Playboy that (a) have a negative cost in excess of $1 million, which minimum amount will be adjusted annually by an amount equal to the increase in the Consumer Price Index for Los Angeles County for the applicable year, (b) are plot driven, (c) have at least two recognizable names, (d) are at least 80 minutes in length and (e) are licensed on a multiple territory basis which includes Japan; it being agreed that, subject to the Existing Rights, Tohokushinsha shall have a right of first negotiation for a period of thirty (30) days and first refusal (i.e., the right to match any offer which Playboy is willing to accept which is less favorable to Playboy


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than the last offer by Tohokushinsha during such first negotiation period) with respect to any such film which satisfies the requirements of (a)-(d) above, but which is offered by Playboy for license in Japan on a single territory basis (as opposed to on a multiple territory basis which includes Japan), and if Tohokushinsha elects to exercise such first negotiation right it must be for all of the rights which Playboy is offering for license in such film in Japan (for example, if Playboy is offering the film for licensing on a "all rights" basis, then such first negotiation shall be for the acquisition of "all rights"; or for example, if Playboy has licensed all theatrical rights to the film as part of a multiple territory license, but the television rights are available for licensing on a Japan only basis, then such rights of first negotiation and first refusal shall apply to such television rights). If any such film is licensed by the Venture, the Venture will have the option to apply the portion of the fee paid for such film attributable to the television exhibition rights thereto toward the aggregate Minimum Guaranteed Program License Fee payable for the minimum number of program hours the Venture is obligated to license for the applicable year, as provided below. If the Venture elects to so apply such fee, the number of hours of programming will correspondingly be applied against the minimum number of program hours that Playboy is required to make available to the Venture.

Not more than 25% of the program hours offered by Playboy will be "filler," that is, programs of 10 minutes or less in length. The following will not apply toward the minimum number of program hours to be offered by Playboy each year: programs exhibited or transmitted in Japan via any form of television during the immediately preceding three-year period; programs for which the cost of making changes for compliance with the Japanese broadcast code would not be commercially reasonable; and programs previously offered to and accepted by the Venture. With respect to programs that were previously offered and accepted, or programs exhibited or transmitted during the immediately preceding three-year period, the Venture may at its option license such programs at a reduced rate equal to 60% of the otherwise applicable program license fees, and, in such event, (i) the program license fees actually paid for television rights for such programs shall apply toward the aggregate Minimum Guaranteed Program License Fees (as defined below) payable for the minimum number of program hours the Venture is obligated to license for the applicable year, as set forth below, and
(ii) the number of hours of such programming so licensed will correspondingly be applied against the minimum number of program hours that Playboy is required to make available to the Venture.

PROGRAM LICENSE TERMS: In each of the indicated years of operation set forth above, the Venture will license from Playboy the corresponding indicated minimum number of program hours


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specified above under "Supplying of Programs." Such licenses will be for television rights only, for a one year period from first availability, for twenty (20) exhibition days per program, with up to three (3) exhibitions in any one consecutive twenty-four (24) hour period counted as a single exhibition day. Subject to the Existing Rights and any future licenses to JSB (which future licenses shall not allow for an expansion of the adult programming licensed by Playboy to JSB beyond twenty-five (25) hours per year), during the term of the Venture, Playboy will not enter into any license agreement with any third party which allows for the television exhibition in Japan of any program in Playboy's inventory (other than pictures which are the subject of the third sentence under "Supplying of Programs") (i) on a competing adult programming service prior to the expiration of a period of twelve (12) months after the expiration of the one year license period for such program or (ii) on any non-adult programming service prior to the expiration of a period of six (6) months after expiration of the one year license period for such program. Playboy reserves and shall be free to exercise, license and otherwise exploit all rights, other than television rights, in and to its program inventory at any time; provided that no license of home video rights shall provide for a holdback of the right to license television rights to any program for a period of more than one year after home video availability for that program. Subject to the applicable exhibition holdback periods specified in the third sentence of this section, Playboy shall have the right to license television rights to the programs in the Playboy inventory to third parties; provided that any such licensing of Playboy inventory to any such third party must be (i) for exhibition on a so-called "unbranded" basis (i.e., such licenses shall not allow the use of the Playboy Trademarks in connection with such programs or the advertising thereof other than in customary production, presentation and logo credits in advertising for, and in the title or end sequences of, such programs) and (ii) pursuant to an agreement which also provides for the licensing of home video or other rights in addition to such television rights. Notwithstanding the foregoing restrictions on Playboy's right to license program inventory to others or any other provision hereof, if the Venture is permitted to enter the DTH market but Tohokushinsha determines (in violation of the terms hereof) that the Venture will forego the DTH market, then the Venture's rights with respect to any Playboy programming inventory and Trademarks, including rights pursuant to then existing program licenses hereunder, shall automatically be converted to non-exclusive rights for all uses licensed hereunder, other than for the DTH market, and Playboy shall thereafter have the exclusive rights to use or license such programming and Trademarks in the DTH market notwithstanding any subsequent entry by the Venture in the DTH market. In the event that Japanese subtitled or dubbed materials are created pursuant to Playboy's license agreements with any third party, to the


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extent that Playboy controls the rights thereto, Playboy will provide to the
Venture access to such materials; provided, however, that the Venture will pay Playboy for any out of pocket costs incurred in making such materials available. Playboy will request applicable third party licensees to make such materials available to the Venture.

PROGRAM LICENSE FEES: The Venture will pay Playboy or its designated affiliate a per-program license fee (the "Program License Fee") equal to the greater of (i) US $.05 per subscriber per hour, or (ii) the highest fee per program hour paid by the Venture to any other program supplier during the preceding twelve-month period to the Venture (excluding any fee per program hour paid to any program supplier which supplied to the Venture not more than two (2) programs which in the aggregate do not exceed four (4) hours of programming at such fee during such twelve-month period). Notwithstanding the foregoing, Playboy shall be entitled to receive a minimum guaranteed program license fee ("Minimum Guaranteed Program License Fee") for each hour of Playboy programming adjusted annually as follows:

                   Year 1 Y300,000
                   Year 2 Y330,000
                   Year 3 Y360,000
                   Year 4 Y390,000
                   Year 5 Y420,000
                   Year 6 Y450,000
                   Year 7 Y465,000
                   Year 8 and each year thereafter Y480,000

Playboy shall receive with respect to each program hour, (a) the greater of (x) the amount of the Minimum Guaranteed Program License Fee noted above or (y) an amount calculated pursuant to clause (i) or (ii) of the first sentence of this Section, whichever is applicable, plus (b) a percentage of the Venture's share of revenues from pay-per-view transactions, which percentage will be negotiated in good faith prior to the entry of the Venture into the pay-per-view business. For the purpose of this Program License Fee computation on a per-program basis:

1. The "applicable number of subscribers" will be determined as follows: the sum of (a) the number of subscribers to the Channel existing at the end of the month immediately preceding the first month in which the relevant program became available to the Channel for exhibition and (b) the number of subscribers existing at the end of the fifth month following the first month of such program's availability, which sum is to be divided by two.

2. The subscriber count per hotel will be computed using the higher of a 60% occupancy rate and the occupancy rate agreed to in the particular hotel license agreement.


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3. Program length will be prorated as follows:

   a. programs of 11-40 minutes in length will be treated as 30-minute programs.

   b. programs of 41-70 minutes in length will be treated as 60-minute programs.

   c. programs of 71-100 minutes in length will be treated as 90-minute programs.

   d. "filler" programs will be offered by Playboy in blocks of 60 minutes and shall be applied toward program length for Program License Fee calculation purposes only in such blocks.

4. Program License Fee computations will be performed by the Venture within 30 days following the end of the fifth month following the first month of each program's availability to the Channel.

The Venture will withhold from all sums (including any Base and Bonus Trademark Royalties and Program License Fees) otherwise payable to Playboy hereunder an amount equal to any advances of capital made by Tohokushinsha to or on behalf of Playboy, and apply such withheld sums to same. Playboy hereby irrevocably instructs and authorizes the Venture to withhold such sums and to pay such sums directly to and in accordance with the instructions of Tohokushinsha.

The Venture undertakes that the aggregate Program License Fees payable to Playboy for the first 120 hours of programs supplied by Playboy will not be less than Y36 M.

The Venture will prepare and furnish Program License Fees and Base and Bonus Trademark Royalty statements to Playboy for each quarter within 60 days after the end of such quarter. The Venture will also prepare and furnish to each venturer unaudited monthly management financial statements and audited annual financial statements. Such audited annual financial statements shall be prepared in accordance with Japanese generally accepted accounting principles consistently applied.

ADVERTISING: When and if the Venture commences the practice of carrying advertising on the Channel, the Venture will make available without cost to Playboy and its affiliates an aggregate of six (6) minutes per calendar day (at exhibition times mutually agreed upon by the parties in good faith) of free advertising time for products bearing Playboy-owned trademarks (other than television programming) sold by Playboy and its affiliates, of which three (3) minutes shall be transmitted within the hours of 9:00 p.m. to 12:00 midnight local Japanese time, or, at Playboy's


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option, some or all of such three (3) minutes may be transmitted within a block of Playboy supplied programming not transmitted during the period of 9:00 p.m. to 12:00 midnight. Each such advertisement will be consistent with the format generally used by the Channel (e.g., thirty (30) second spots).

PAYMENTS: (a) The Venture will pay Playboy the Program License Fees, Base Trademark Royalties and Bonus Trademark Royalties as follows:

  (i) The Minimum Guaranteed Program License Fees payable for the minimum number of program hours in each year will be due on the first day of such year but may be paid in equal quarterly installments on the first business day of each quarter of such year;

  (ii) The actual amount of Program License Fees earned during each quarter will be computed as of the last day of such quarter and the Venture will pay the excess (if any) of such amount over the amount paid with respect to such quarter pursuant to sub-paragraph (i) above within 60 days after the last day of such quarter;

  (iii) The Base Trademark Royalties earned during each quarter will be computed as of the last day of such quarter and paid within 60 days after the last day of such quarter; and

  (iv) The Bonus Trademark Royalties earned during each quarter will be computed as of the last day of such quarter and, after taking into account any year-end adjustments to such quarterly calculations necessitated by the year-end annual basis calculation pursuant to Section 3.2(b) of the Trademark License Agreement, the aggregate amount of the Bonus Trademark Royalties earned during each year will be paid within 60 days after the last day of such year.

  (b) All the above payments will be made by wire transfer of immediately available funds, net of any withholding required by applicable law. Playboy will from time to time designate one or more accounts into which such payments will be made.

  (c) All the above payments will be made in U.S. Dollars using the yen to dollar conversion rate at the Telegraph Transfer Sell price published daily by The Industrial Bank of Japan then in effect upon the due date of such payment.

  (d) Any payment not made when due will bear interest from the date due to and including the date payment is made in full at a rate equal to the average of the reference rate charged by The Bank of America, N.A., and the Japanese prime rate charged by the Industrial Bank of Japan to domestic customers in effect during such period.

  (e) All other terms of payment of the Program License Fees, the Base Trademark Royalties and the Bonus Trademark Royalties will be negotiated by the parties and reflected in the Definitive Agreements.

THIRD PARTIES: Playboy will be responsible for payment of all third-party payments arising out of or in connection with agreements entered into by Playboy in connection with programs furnished by Playboy hereunder, including royalties, residuals and participations.

NON COMPETE: The parties agree that Tohokushinsha will not have an equity interest in a competing adult programming service (as defined above) during the lifetime of the Venture. However, Tohokushinsha will have the right to distribute a competing adult programming service; provided that such arrangement will require the consent of Playboy if the aggregate of any distribution fees and other compensation (excluding compensation received for services and materials provided at market rates by Tohokushinsha such as uplink and transponder fees) is in excess of 25% of the gross revenues derived from such distribution, in which event Playboy shall then have the right to receive 30% of the aggregate of such distribution fees and other compensation in excess of such 25% (however named or described) paid to Tohokushinsha. If the aggregate of such distribution fees and other compensation payable to Tohokushinsha equals or is less than 25% of the gross revenues derived from distribution of such competing service, Tohokushinsha must notify Playboy of the existence of such arrangement but Playboy shall have no rights in or to such distribution fee or other compensation. Tohokushinsha will have the right to acquire programming from third parties and to license same to the Venture upon the terms applicable to transactions with related entities set forth below; provided, however, that Tohokushinsha must refrain from licensing such a program to a competing adult programming service for a period of twelve (12) months after its last exhibition on the Channel and to any non-adult programming service for a period of six (6) months after its last exhibition on the Channel.

DELIVERY: For each Playboy-supplied program licensed by the Venture, Playboy, at its expense, will make physical delivery of broadcast quality program masters in customary format and meeting customary technical specifications for Japan to a shipper designated by the Venture (the cost of such shipment to be a Venture expense), as well as all other customary delivery items. The tape stock for master tapes only will be supplied by Playboy on a loan basis. The Venture will pay the cost of conforming program masters to import regulations and Japanese broadcast code requirements regarding content, where commercially reasonable to do so (and if not commercially reasonable, will select substitute programs), and dubbing and/or subtitling costs. The Venture will give Playboy access to dubbed tracks for its use, subject to payment of costs, including third-party payments resulting from Playboy's use thereof, such as duplication and delivery. The Venture will not otherwise have the right to edit the Playboy-supplied programs without Playboy's prior consent. At the termination of the Venture all modified or altered versions of programs will, at the election of Playboy, (i) revert to and become the property of Playboy upon its payment of an amount equal to 40% of the cost of such modifications or alterations, or (ii) be destroyed.

PROGRAM BLOCKS: The Channel will run Playboy-supplied programs in time blocks separate from time blocks for non-Playboy-supplied programs, such time blocks to be separately identified to viewers through the use of "bumpers" or "walls" of such duration and manner to be mutually determined by the parties. "Filler" programs supplied by Playboy without a Playboy or related logo or presentation credit may be run in either the Playboy or non-Playboy time blocks. Subject to the provisions of the "Programming Restrictions" section above, scheduling decisions will be made by the management of the Venture. Playboy executives will have access to executives of the Venture to discuss scheduling.

RELATED PARTIES. The Venture may enter into contracts and other arrangements, including, without limitation, facilities and services agreements, with a venturer or entities controlling, controlled by or under common control with, or an officer, director or shareholder of, a venturer ("Related Parties") provided such arrangements are on commercially reasonable terms and conditions consistent with those then prevailing in the industry and no less favorable to the Venture as then prevailing market terms with non-affiliated third parties; it being understood and agreed, however, that the restrictions set forth in this sentence shall not apply to the Definitive Agreements. It is contemplated that the Venture will contract with Tohokushinsha for uplink and transponder procurement services; post-production services, including localization; program acquisition services; advertising agency services; and other appropriate facilities and services.

RESTRICTIONS ON TRANSFER: So long as the Venture's shares are not publicly traded, direct or indirect transfer of shares will require the approval of 85% of all of the members of the Board of Directors, except that a transfer to an entity controlled by, which controls, or which is under common control with a venturer will be unrestricted, but the original venturer shall remain responsible and liable for such transferee's compliance with all of the transferor's obligations hereunder and in the Definitive Agreements. In any event, all terms and conditions which bind a venturer will bind such venturer's successors, assignees and transferees. Such restrictions will be noted by a legend affixed to all share certificates issued by the Venture and will be included in the Articles of the Venture.

BUSINESS PLAN: The Venture will prepare and furnish to its venturers a business plan for its first four years of operations and a series of annual budgets for each year of operations covered by such business plan (the "Initial Business Plan"), all of which must be approved by the venturers (such approval may not be unreasonably withheld) prior to commencement of the Venture's operations. At least three (3) months prior to the expiration of any business plan, the Venture will prepare and furnish a business plan (including appropriate annual budgets) for the following three-year period thereafter (a "Three-year Plan") and each such Three-year Plan must be approved by both parties hereto (such approval may not be unreasonably withheld). If such approval is not obtained from both parties within forty-five (45) days after its receipt of any such Three-year Plan, both parties will submit the dispute to mediation and, if required, to binding arbitration in accordance with the procedures set forth herein. Each Three-Year Plan will conform to the format and level of detail of the Initial Business Plan. Any amendments to the Initial Business Plan and each Three-Year Plan must be mutually agreed by the venturers.

TERMINATION OF VENTURE: (a) The Venture may only be terminated as follows: (i) at any time by mutual agreement of the parties; (ii) by Tohokushinsha upon its good faith determination that continuation of the Venture is commercially impracticable due to market forces or government action or regulations; (iii) by either party upon the breach of the other party of any of its material obligations under the Definitive Agreements (after notice thereof and reasonable opportunity to cure); (iv) by either party upon the bankruptcy, insolvency, general assignment for the benefit of creditors or similar event of, or the appointment of a trustee, receiver or similar person for, the Venture or the other party; provided, that the insolvency of the Venture shall not be a basis for termination so long as Tohokushinsha provides funds to the Venture to enable it to meet its obligations as they become due; (v) otherwise as required under Japanese law; provided, that to the fullest extent permitted, the parties waive any other grounds or basis for termination of the Venture under Japanese law to the extent more extensive than those set forth in this paragraph (a), including, but not limited to, any provision providing for the termination, dissolution, liquidation or other winding up of the Venture upon the vote of a specified percentage of the members of the Board of Directors or the shareholders; and
(vi) by either party upon a

Two-Year Event of Termination (defined below) as provided in paragraph (c) below. Notwithstanding the foregoing, prior to the end of the sixth year of the Venture, neither party may terminate the Venture except pursuant to clauses (i),
(iii), (iv) and (v) above.

(b) Promptly following any proper election to terminate the Venture, the Program Supply Agreement (subject to paragraphs (d) and (g) below) and the Trademark License Agreement will automatically terminate and the Venture will be wound up and dissolved. After payment or other satisfaction of all liabilities of the Venture, the remaining tangible assets of the Venture will be liquidated and the proceeds distributed to the shareholders.

(c) Beginning at the end of the sixth year of the Venture, the following shall constitute a "Two-Year Event of Termination": (i) for any two consecutive years (including, by way of clarification and not limitation, the fifth and sixth years of the Venture) the actual operating income of the Venture for each such year is more than 20% less than that which was projected for such applicable year in the applicable Three-Year Plan, and (ii) for the same two consecutive years described in (i), the Bonus Trademark Royalty actually paid to Playboy in each of such two consecutive years is less than 90% of the Bonus Trademark Royalty projected for each such year as described in the applicable Business Plan, as it may be amended prior to the date with respect to which such calculation of Bonus Trademark Royalty is made, ("Anticipated Annual Bonus Trademark Royalty") and the Venture fails to pay within sixty (60) days following receipt from Playboy of a notice of termination an amount equal to the difference between (A) the amount of Bonus Trademark Royalty actually paid for such year by the Venture and (B) the greater of (x) the Anticipated Annual Bonus Trademark Royalty or (y) the minimum Anticipated Annual Bonus Trademark Royalty which shall be equal to the following amounts for the year indicated:

          Year 5 Y50,000,000
          Year 6 Y55,000,000
          Year 7 Y60,000,000
          Year 8 and thereafter, such minimum Anticipated Annual Bonus Trademark Royalty as may be mutually agreed by the parties in subsequent Business Plans, as the same may be amended from time to time

(d) If Playboy terminates the Venture due to a Two-Year Event of Termination and, as of such termination, Tohokushinsha has not recouped all funds furnished to the Venture through capital contributions and loans, notwithstanding the termination of the Definitive Agreements thereby, Playboy will enter into a new

Program Supply Agreement such that Tohokushinsha shall have access to programming thereunder on an non-exclusive basis until the earlier of (i) the second anniversary of such termination by Playboy or (ii) the date on which Tohokushinsha has recouped all such funds. In addition, if Playboy terminates the Venture due to a Two-Year Event of Termination, Playboy will forfeit its equity interest in the Venture by transferring all of its shares in the Venture to Tohokushinsha without consideration therefor.

(e) If Tohokushinsha terminates the Venture other than due to Playboy's material breach or bankruptcy and continues the business of the Venture, Tohokushinsha will buy all Playboy's shares in the Venture for the Book Value of such shares.

(f) If Tohokushinsha terminates the Venture (other than due to Playboy's material breach or bankruptcy) and, pursuant to negotiations entered into within seventy-five (75) days and sale concluded within nine (9) months of the date of such termination, sells all or a part of the business of the Venture to an entity or person other than an entity controlling, controlled by or under common control with Tohokushinsha, Tohokushinsha will buy a corresponding percentage of Playboy's shares in the Venture as follows: for the greater of (i) the sum of
(A) 19.875% of the fair market value of the total consideration received by Tohokushinsha in such sale, and (B) 10.125% of the fair market value of the total consideration received by Tohokushinsha in such sale less an amount equal to the greater of (1) the number of shares that constitutes 10.125% of the stock on a fully diluted basis, without giving effect to such sale (i.e., as if additional authorized, but unissued, shares had been issued in an amount equal to 10.125% of the outstanding shares), times the per share Initial Value, plus accrued interest thereon at the Prime Lending Rate in Japan for domestic lending from the date of initial capitalization, or (2) the Book Value of 10.125% of the Venture on a fully diluted basis, without giving effect to such sale (provided, however, that for the purpose of calculating the foregoing reduction, in no event shall such Book Value of 10.125% of the Venture be greater than 10.125% of the fair market value of the total consideration received by Tohokushinsha in such sale), and (ii) the Book Value of 30% of the Venture less an amount equal to the greater of (A) the number of shares that constitutes 10.125% of the stock on a fully diluted basis, without giving effect to such sale (i.e., as if additional authorized, but unissued, shares had been issued in an amount equal to 10.125% of the outstanding shares), times the per share Initial Value, plus accrued interest thereon at the Prime Lending Rate in Japan for domestic lending from the date of initial capitalization, or (B) the Book Value of 10.125% of the Venture on a fully diluted basis, without giving effect to such sale. The amount payable pursuant to the foregoing sentence will be decreased by any amount previously received by Playboy pursuant to paragraph (e) above.

(g) For purposes of this Memorandum of Agreement, the phrase "terminate the Venture" and other phrases referring to the termination or dissolution of the Venture means the termination of the relationships between the parties set forth in the Definitive Agreements, except as otherwise expressly agreed by the parties in writing in connection with a termination of the Venture (e.g., where the parties have agreed or may agree to continue certain rights or obligations of a party after such termination). Termination of the Venture may, but will not necessarily, require the winding-up and dissolution of the corporation formed for the Venture; provided, however, that if the Venture is terminated by Tohokushinsha other than in accordance with the terms hereof or of the Definitive Agreements or is terminated and a substantially similar business is not continued by Tohokushinsha or sold to a third party, Playboy will have the right to compel a winding-up and dissolution of the corporation and the distribution of the proceeds thereof in accordance with applicable law. If the corporation is not wound-up or dissolved immediately following the termination of the Venture, the name of the corporation will be changed to omit any references to Playboy or any of its trademarks.

RIGHT OF FIRST REFUSAL: If Playboy has elected to terminate the Venture (other than by mutual agreement or due to Tohokushinsha's material breach or bankruptcy) or is in material breach of this Memorandum of Agreement or the Definitive Agreements, as applicable, and so long as Tohokushinsha is not in-material breach of this Memorandum of Agreement or the Definitive Agreements, as applicable, Tohokushinsha will have a right of first refusal as to any transaction offered to, or solicited by, Playboy (that Playboy is prepared to accept) with regard to the transmission or other exploitation of the Playboy Channel or other adult programming service in Japan for a period of eighteen
(18) months after such termination of the Venture. The existence or exercise of such right will not in any way affect the other rights or remedies of the parties under this Memorandum of Agreement or the Definitive Agreements.

GOVERNING LAW: With respect to matters involving the Venture's programming and intellectual property and the license thereof, this Memorandum of Agreement and the Definitive Agreements shall be governed by and construed under the laws of the State of California. Otherwise, with respect to all other matters, including, without limitation, matters of corporate governance and capitalization, this Memorandum of Agreement and the Definitive Agreements shall be governed by and construed under the laws of Japan without reference to conflicts of law principles.

CONFIDENTIALITY: Each of the parties agrees to preserve the confidentiality of this Memorandum of Agreement and all of its terms herein and all non-public or proprietary information relating to the other party, its affiliates and their respective businesses, whether or not disclosed in connection with the negotiation of this Memorandum of Agreement or the Definitive Agreements or in connection with the operation of the Venture's business. The parties intend to issue two press releases regarding the execution of this Memorandum of Agreement and the commencement of the Channel and will issue such releases as mutually acceptable to the parties. Except as otherwise agreed herein, neither party shall disclose any such information or the fact that they have entered into this Memorandum of Agreement; provided, however, that should disclosure (whether by press release or otherwise) of the existence and terms of this Memorandum of Agreement or other information be required under applicable United States or Japanese law, required in order to enforce the provisions hereof or be made upon the mutual consent of both parties, the parties will mutually cooperate in the preparation of such disclosure or press release and no disclosure or press release shall be made without the consent of both parties except where, after good faith effort to obtain such consent, a party is advised by counsel that such disclosure is legally required or is necessary to enforce this Memorandum of Agreement.

MEDIATION AND ARBITRATION: (a) Any dispute arising out of or relating to this Memorandum of Agreement will be resolved in accordance with the procedures specified herein which will be the sole and exclusive procedures for the resolution of any such disputes. The parties intend that these provisions shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Memorandum of Agreement or the Definitive Agreements.

(b) The parties will attempt in good faith to resolve any dispute arising out of or relating to this Memorandum of Agreement promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the order will be honored.

(c) If the dispute has not been resolved by negotiation within 15 business days, the parties will endeavor to resolve such dispute by mediation under the Center for Public Resources Mediation Procedure for Business Disputes. Unless the parties agree otherwise, the mediator will be selected from the Center for Public Resources Panel of Neutrals with notification to Center for Public Resources.

(d) (i) Any controversy or claim arising out of or relating to this Memorandum of Agreement or the breach, termination or validity thereof, which remains unresolved thirty (30) business days after appointment of a mediator, will be settled by final and binding arbitration in accordance with the Center for Public Resources Non-Administered Arbitration Rules, by a sole arbitrator; provided, however, that if either party will not participate in a non-binding procedure, the other may initiate binding arbitration before expiration of the above period. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. (S) 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be Los Angeles, California. The arbitrator is not empowered to award punitive, consequential or incidental damages and each party hereby irrevocably waives any right to recover such damages, with respect to any dispute resolved by arbitration.

  (ii) The arbitrator will have the authority to include, as an item of damages, the costs of arbitration, including legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim by claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" will mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgment awarded by the arbitrator, regardless of whether such judgment is entered into in favor of or against such party.

  (iii) The statute of limitations of the State of California applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by the preceding paragraphs.

(e) All negotiations pursuant to paragraphs (b) and (c) above are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(f) Each party agrees that service by registered or certified mail, return receipt requested, delivered to such party at the address provided on the signature page hereof will be deemed in every respect effective service of process upon such person for all purposes of these provisions relating to mediation and arbitration. Each party submits to the jurisdiction of the courts of the State of California, United States of America, and any federal court located within said state for the purpose of any suit, action, proceeding or judgment with respect to this Memorandum of Agreement, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. Each party hereby waives any claim that any suit, action or proceeding brought in California has been brought in any inconvenient forum.

BINDING AGREEMENT: The parties contemplate (and hereby agree to use their reasonable efforts) promptly negotiating in good faith and executing the Definitive Agreements, and such other related agreements as may be required, embodying the foregoing and other customary terms and conditions. However, until such Definitive Agreements or other related agreements are executed, this Memorandum of Agreement constitutes a binding agreement between the parties and their entire understanding of the material terms and conditions regarding the Venture, subject to any modifications or additions as may be agreed by the parties in writing. This Memorandum of Agreement has been duly authorized by all required corporate actions and each signatory hereto has all power and authority to bind its respective corporation.

COUNTERPARTS: This Memorandum of Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties indicate their agreement to the foregoing by signing in the space provided below.

AGREED TO AND ACCEPTED:

                              TOHOKUSHINSHA FILM CORPORATION

                              By: /s/ Tetsu Uemura
                                  ---------------------------

                              Address: 17-7 Akasaka 4-chome
                              Minato-ku
                              Tokyo 107, Japan
                              Attention: Managing Director

                              PLAYBOY ENTERTAINMENT GROUP, INC.

                              By: /s/ Anthony J. Lynn
                                  ---------------------------

                              Address: 9242  Beverly Boulevard
                              Beverly Hills, California 90210
                              Attention: President

                                   EXHIBIT A

Form of Trademark License Agreement

                           ------------------------

                          TRADEMARK LICENSE AGREEMENT

                           ------------------------


                                    BETWEEN

                           PLAYBOY ENTERPRISES, INC.

                                  AS LICENSOR

                                      AND

                        THE PLAYBOY CHANNEL JAPAN, INC.

                                  AS LICENSEE

                      Dated as of _________________, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                 Page No.
                                                                 --------

1.  DEFINITIONS.....................................................    1

2.  GRANT OF LICENSE................................................    2

3.  TRADEMARK ROYALTIES.............................................    5

4.  QUALITY CONTROL.................................................    8

5.  TITLE AND PROTECTION OF THE TRADEMARKS; USE OF THE
    TRADEMARKS......................................................    9

6.  OWNERSHIP OF THE TRADEMARKS.....................................   11

7.  INFRINGEMENTS...................................................   12

8.  INDEMNIFICATION.................................................   13

9.  TERMINATION.....................................................   14

10. EFFECTS OF TERMINATION..........................................   15

11. EQUITABLE RELIEF................................................   16

12. MISCELLANEOUS...................................................   16

                                      (i)

     THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is made and entered into as of __________________, 1995 between PLAYBOY ENTERPRISES, INC. (the "Licensor") and THE PLAYBOY CHANNEL JAPAN INC. (the "Licensee").

                                   RECITALS
                                   --------

     WHEREAS, Licensor is the owner of certain rights in and to the trademarks identified in Schedule I hereto;

     WHEREAS, pursuant to the Shareholders' Agreement and the Program Supply Agreement (each, as defined below), Licensor wishes to permit Licensee to use the Trademarks (as defined below) in connection with a television service and certain programs transmitted in such service, on the terms and subject to the conditions of this Agreement; and

     WHEREAS, Licensee acknowledges the reputation and quality of goods and services heretofore sold or distributed under the Trademarks and the Licensor's desire to safeguard, promote and enhance that reputation by ensuring the future quality of goods and services sold or distributed under the Trademarks.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS.

     In this Agreement (including the Recitals hereto) the following terms shall have the following meanings:

     "License Year" means each calendar year during the term hereof; provided, that the first License Year shall commence on the date hereof and end at midnight on December 31, 1996; further provided, that if the expiration or termination of this Agreement is effective other than at the end of a calendar year, then the final period of less than a calendar year ending at midnight on the effective date of such expiration or termination shall be deemed to be the final License Year.

     "License Quarter" means each three (3) month period commencing each January 1, April 1, July 1 and October 1 of each License Year; provided, that the first License Quarter of the first License Year shall commence on the date hereof and end at midnight on the last day prior to the commencement of the next regular License Quarter; further provided, that if the expiration or termination of this Agreement is effective other than at the end of such a three month period, then the final period of less than three (3) months ending at midnight on the effective date of such expiration or termination shall be deemed to the final License Quarter.

     "Playboy Program" means any Program supplied by Licensor under the Program Supply Agreement.

     "Program" means any television program which is, or is scheduled to be, broadcast or transmitted in the Service, including, but not limited to, any Playboy Program.

     "Program Supply Agreement" means the Program Supply Agreement of even date herewith between Playboy Entertainment Group, Inc. and Licensee or in the absence of a fully-executed Program Supply Agreement, the applicable provisions of that certain Memorandum of Agreement of even date herewith.

     "Service" means the television program service which is to be provided for reception within the Territory by Licensee in accordance with the Shareholders' Agreement and the Program Supply Agreement.

     "Shareholders' Agreement" means the Shareholders' Agreement of even date herewith among Playboy Entertainment Group, Inc., Tohokushinsha Film Corporation and Licensee relating to the formation and governance of Licensee or in the absence of a fully-executed Shareholders' Agreement, the applicable provisions of that certain Memorandum of Agreement of even date herewith.

     "Television Service" means any television service or channel (other than the Service) which is (i) broadcast, distributed or transmitted by any means (including but not limited to all forms of terrestrial, satellite and cable television transmission, broadcast and delivery) whether now known or hereafter invented, and (ii) received in the Territory.

     "Territory" means the nation of Japan.

     "Trademarks" means the trademarks registered or for which there are pending applications, as listed in Schedule I and, subject to the provisions of the second sentence of Section 2.7 below, any Additional Marks (as defined in Section 2.7) included as Trademarks pursuant to Section 2.7.

     "Transmission Period" has the meaning set forth in the Program Supply Agreement.

2. GRANT OF LICENSE.

     2.1  Grant of Exclusive License.

     (a) Upon and subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive license to use the Trademarks in the Territory in relation to the broadcast, transmission and distribution of the Service and the Programs as part of the Service, and in relation to the promotion and marketing of the Service and the Programs as part of the Service in any media whatsoever. Notwithstanding the foregoing, Licensee shall not have any right to use any of the Trademarks on or in connection with any Program that is not a Playboy Program except as the name of the Service. Further, Licensee shall not have the right to use the Trademarks on or in connection with any product, goods or services except the Service and the Programs as part of the Service.

     (b) During the term of this Agreement, Licensor shall not itself use or authorize any other person to use the Trademarks or any confusingly similar designation within the Territory in relation to any Television Service; provided, however, that (i) use of the Trademarks or any confusingly similar designation in customary production, presentation and logo credits in advertising for and the title or end credits sequences of programs licensed to others in the Territory as permitted under the Program Supply Agreement shall be permitted and shall not constitute a breach of this sub-paragraph (b), and (ii) use of the Trademarks or any confusingly similar designation in relation to any Television Service, or any programs or other items of any description included in any Television Service, which is intended solely for reception in any country or countries outside the Territory but which is also received in the Territory shall not constitute a breach of this sub-paragraph (b) so long as (1) that Television Service was transmitted in a manner not intended for general reception in the Territory and (2) Licensor did not have actual knowledge at the time it granted the respective license that the Television Service was generally and regularly received in the Territory.

     (c) Notwithstanding the provisions of sub-paragraphs (a) and (b) above to the contrary, the license granted hereunder shall become non-exclusive in the Territory without any further action on the part of either Licensor or Licensee if the Licensee fails to enter the Direct-to-Homes ("DTH") market in violation of the terms of the Shareholders' Agreement (all as more fully described in the Shareholder's Agreement); provided, however, that Licensee shall not have any license with respect to the DTH market and Licensor shall have the exclusive right to use and/or License the use of the Trademarks in the DTH market in the Territory. All the other terms and conditions of this Agreement shall continue in full force and effect.

     2.2 All Other Rights Retained by Licensor. All rights not expressly granted to Licensee hereunder are reserved to Licensor for its own use and benefit. Without limiting the generality of the foregoing, nothing in this Agreement shall prevent Licensor from doing any or all of the following: (a) subject to Section 2.1(b)(ii), using or granting one or more others the right or license to use the Trademarks on or in connection with a Television Service in any area of the world other than the

Territory; (b) using or granting one or more others the right or license to use the Trademarks on or in connection with any service (other than a Television Service) or goods in any or all areas of the world including the Territory; and
(c) retaining and exercising the exclusive rights hereby reserved to Licensor to design, manufacture, advertise, promote, sell and distribute and license the design, manufacture, advertising, promotion, sale and distribution of any and all products and services in any or all areas of the world including the Territory other than a Television Service in the Territory.

     2.3 Restriction on Sub-Licensing. Licensee shall not be entitled to grant any sub-license of any of the rights granted under Section 2.1 without, in each case, the express prior written approval of Licensor.

     2.4 Duration of License. The license granted under Section 2.1 shall continue in force until any termination of this Agreement in accordance with the provisions of Section 9.

     2.5 Restriction on Scope of Service. During the term of this Agreement, Licensee shall not be involved in providing a television program service using the Trademarks which is intended for general reception, whether by use of decoder devices or otherwise, outside the Territory.

     2.6 Restrictions on Modifications of Trademarks. Licensee shall not use, cause or authorize to be used any word, device, design, slogan or symbol confusingly similar to any or all of the Trademarks. During the term of this Agreement, any or all of the following shall not be used by Licensee on or in connection with the Service or the Programs without, in each case, Licensor's express prior written consent:

          (a) permutations of any or all of the Trademarks; or

          (b) secondary or combination marks including or derived from any of the Trademarks; or

          (c) new words, devices, designs, slogans or symbols derived from any of the Trademarks; or

          (d) new words, devices, designs, slogans or symbols created especially for use with the Service or the Programs as part of the Service which do not derive from, include or represent a permutation of any of the Trademarks ("Licensee Originated Marks").

     Notwithstanding the foregoing, Licensor shall not withhold consent for any Licensee Originated Mark unless it reasonably determines that such Licensee Originated Mark or Licensee's intended use thereof would be detrimental to the Trademarks or Licensor. In addition, except as provided in the next sentence, upon termination of the Venture, Licensee shall cease all use of all Licensee Originated Marks and all rights therein shall automatically be transferred to and vest equally in Licensor and Licensee; provided that neither Licensor nor Licensee shall make any use of any such Licensee Originated Marks without the prior written consent of the other. Notwithstanding the provisions of the immediately preceding sentence, upon termination of the Venture Licensee shall have the right to continue to use, and shall own all rights in, any Licensee Originated Mark which (i) Licensee creates and utilizes during the term of this Agreement for the express purpose of differentiating non-Playboy supplied programming transmitted over the Service from Playboy supplied programming (for example Licensee Originated Marks created for the purpose of identifying program blocks of non-Playboy supplied programming) and (ii) do not derive from or include, is not confusingly similar to, and was not used during the term hereof in combination with any of the Trademarks.

     2.7 License of Additional Trademarks. Licensor hereby agrees to include as Trademarks licensed hereunder (i) any trademarks or permutations, secondary, combination or derivative marks owned by Licensor and used in connection with the broadcast, transmission, advertising or promotion of the Playboy Channel television service in the United States provided that the same are, in Licensor's reasonable determination, at such time applicable to the Service and/or the Playboy Programs and are available for use by Licensee pursuant hereto and are available for registration by Licensor in the Territory, and (ii) any other mark to which Licensor consents pursuant to Section 2.6(a), (b) or (c) above (all of such marks referred to in (i) and (ii) being herein sometimes referred to as "Additional Marks"). The parties understand and agree that, notwithstanding anything to the contrary contained herein, no Additional Marks or Licensee Originated Marks shall be subject to any of the representations, warranties or protection, maintenance or indemnification obligations of Licensor hereunder and that if Licensor elects to register any such Additional Marks in the Territory, Licensor will pay for the costs of such registration and the maintenance thereof during the term of this Agreement, unless such registration is made at the request of Licensee, in which case Licensee shall reimburse Licensor for such costs

     Pursuant to the foregoing, Licensor agrees that the following secondary or combination marks shall constitute Additional Marks hereunder: "The Playboy Channel" and "Playboy Television".

3. TRADEMARK ROYALTIES.
   -------------------

     3.1 Base Trademark Royalties. Licensee will pay to Licensor base trademark royalties (the "Base Trademark

Royalties") in an amount equal to 2.5% of Adjusted Gross Revenues (as defined below). For purposes hereof, "Adjusted Gross Revenues" means the aggregate amount of gross revenues actually received by Licensee in connection with the Service from subscribers (including pay per view revenues) and all other revenues from operation of the Service (excluding only advertising and home shopping revenues) less the sum of (a) consumption and other taxes (excluding any taxes based on or measured by income or revenues), (b) the costs of collection of the Adjusted Gross Revenues (excluding any items allocable to overhead or otherwise associated with the usual conduct of Licensee's business), and (c) the costs paid by Licensee of protecting the Trademarks in Japan as provided in this Agreement.

     3.2 Bonus Trademark Royalties. (a) In addition to Base Trademark Royalties, Licensee will pay to Licensor certain bonus trademark royalties (the "Bonus Trademark Royalties") calculated as of the end of each License Quarter in accordance with the following formula; provided, that the following formula shall never be deemed to yield a result of less than zero:

          Bonus Trademark Royalty = (X - Y) x W x Z

          WHERE: X = The average number of subscribers to the Service during such License Quarter;

                 Y = The number of subscribers indicated in the relevant Business Plan (as defined in the Shareholders' Agreement), as the same may be amended prior to the date with respect to which such calculation is made, as the "Break-even Number of Subscribers";

                 W = a dollar amount calculated by dividing (i) the total gross revenues of Licensee from all sources during such License Quarter less the sum of any indebtedness for borrowed money owing by the Licensee to any of its shareholders, by (ii) the number identified for X above; and

                 Z = 8%.

          (b) Licensee shall also calculate the Bonus Trademark Royalty on an annual basis (i.e. by adjusting the items of the formula to reflect a License Year period).

          (c) A statement of the Bonus Trademark Royalties earned during each License Quarter and each License Year shall be prepared by Licensee and delivered to Licensor within sixty (60) days after the end of such License Quarter and License Year, respectively.

3.3  Payment Terms.
     -------------

     (a) Licensee will pay Licensor the Base Trademark Royalties and Bonus Trademark Royalties as follows:

          (i) The Base Trademark Royalties earned during each License Quarter will be computed as of the last day of such License Quarter and paid within 60 days after the last day of such License Quarter; and

          (ii) The Bonus Trademark Royalties earned during each License Quarter will be computed as of the last day of such License Quarter. If the aggregate of the Bonus Trademark Royalties so computed varies from the Bonus Trademark Royalties computed for the related License Year, the amount of Bonus Trademark Royalties will be increased or decreased, as applicable, to reflect the License Year computation (which the parties agree is intended to take into account applicable year-end adjustments to such quarterly calculations). The aggregate amount of the Bonus Trademark Royalties earned during each License Year will be paid within 60 days after the last day of such License Year.

     (b) All the above payments will be made by wire transfer of immediately available funds, net of any withholding required by applicable law. Licensor will from time to time designate one or more accounts into which such payments will be made and may designate one or more affiliates to receive such payments.

     (c) Although all the above calculations will be made on the basis of Japanese Yen, the above payments will be made in United States Dollars using the Japanese Yen to United States Dollar conversion rate at the Telegraph Transfer Sell price published daily by The Industrial Bank of Japan then in effect upon the due date of such payment.

     (d) Any payment not made when due will bear interest from the date due to and including the date payment in full is made at a rate equal to the average of the reference rate charged by the Bank of America, N.A., and the Japanese prime rate charged by The Industrial Bank of Japan to domestic customers in effect during such period.

4. QUALITY CONTROL. All Programs and other material transmitted by Licensee shall comply with the specifications set forth in this Section 4.

     4.1 Program Restrictions. Although the Programs transmitted by the Service will depict nudity and will allow strong or explicit language, Licensee is prohibited from transmitting and covenants that it will not permit the transmission of scenes or other material depicting any of the following: (i) the glorification of violence or gratuitous violence; (ii) rape, non-consensual intercourse or other non-consensual sexual activity; (iii) bondage, incest, sadism or masochism, bestiality, extreme sexual explicitness or the graphic close-up of genitals; or (iv) child pornography, including, without limitation, instances where an actor is the legal age for consent to appear nude and for consent to marriage, but is portrayed as under the legal age for consent to appear nude. In that regard, no actor will appear in any Program who is not at least 18 years of age and no actor will be depicted as under the age of 16 or such more senior age as may be required by Japanese law. Notwithstanding the foregoing, immaterial exceptions to the restrictions set forth in clauses (ii) and (iii) above (i.e., immaterial in frequency or duration) shall not constitute a breach of this Section 4.1.

     4.2 Advertising and Home Shopping Restrictions. All advertising transmitted on the Service and all direct marketing activities conducted on the Service shall comply with the specifications set forth in this Section 4.2. Licensee shall not transmit advertising or direct marketing programs which advertise or promote any of the following: (i) firearms (or advertisements from any gun lobby organization) and other weapons, explosives or illegal fireworks;
(ii) massage parlors, telephone sex lines, sex clubs, sexually explicit (e.g., adult bookstore, X or NC-17 or similarly rated hard-core) audio-visual products, sex toys, materials depicting graphic sexual conduct or depicting any matter subject to the restrictions set forth in Section 4.1 above; (iii) classified advertising, including, but not limited to, psychics or similar persons or services; and (iv) religious organizations and cults. Further, Licensee shall not advertise or promote the Service or otherwise use the Trademarks in any media in connection with any of the foregoing.

     4.3 Compliance with Program Supply Agreement. In addition to and not by way of limitation of Sections 4.1 or 4.2 above, all Programs and other material transmitted by Licensee shall comply with the terms and conditions of the Program Supply Agreement.

     4.4 Inspection Rights. At Licensor's expense, Licensee shall submit to Licensor for its inspection, representative samples of all items and materials in connection with which a Trademark is utilized pursuant hereto, as may reasonably be requested by Licensor for purposes of determining compliance with the terms of this Agreement.

5.  TITLE AND PROTECTION OF THE TRADEMARKS; USE OF THE TRADEMARKS.

     5.1  Title.

     (a) Licensee hereby acknowledges that except for the license expressly granted in this Agreement, Licensee has not acquired and will not acquire any rights, title or interest in the Trademarks by reason of this Agreement and further acknowledges each of the following: the great value of the goodwill associated with the Trademarks; the worldwide recognition thereof; that the proprietary rights therein and the goodwill associated therewith are solely owned by and belong to Licensor; that the Trademarks and other related words, devices, designs and symbols are inherently distinctive or have secondary meaning firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and its or their activities; and that all additional goodwill associated with the Trademarks created through the use of such Trademarks by Licensee shall inure to the sole benefit of Licensor. Licensee agrees not to use the Trademarks in any manner which, directly or indirectly, would dilute, demean, ridicule or otherwise tarnish the image of the Trademarks or Licensor or any of its affiliates; provided, however, that Licensee's use of the Trademarks for the purposes set forth in, and in accordance with the terms of, this Agreement and the Shareholders' Agreement shall not be deemed a breach of this restriction. During and after the term hereof, Licensee shall not:

          (i) attack or question the validity of, or assist any individual or entity in attacking or questioning, the title or any rights of or claims by any or all of Licensor, its subsidiaries and affiliates and their respective licensees and sublicensees in and to the Trademarks or any other trademark, copyright or such other intellectual or intangible property associated or connected with Licensor, its affiliates, their publications, published material and activities;

          (ii) directly or indirectly seek for itself or assist any third party to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected, without, in each case, the prior express written consent of Licensor;

          (iii) subject to subparagraph (b) below, in any way seek to avoid Licensee's duties or obligations under this Agreement because of the assertion or allegation by any individual or entity that any or all of the Trademarks are invalid or by reason of any contest concerning the rights of or claimed by Licensor; or

          (iv) file or prosecute one or more trademark applications regarding Licensee's use of the Trademarks, unless expressly requested to do so in writing by Licensor.

     (b) Notwithstanding the provisions of subparagraph (a) above to the contrary, if it is finally determined pursuant to an action brought by a third party that Licensor did not have the right to grant the license to Licensee hereunder with respect to any of the Trademarks, Licensee shall be entitled, with respect to such Trademark only, to cease its compliance with the restrictions and other terms hereof. Upon such an event, the parties will negotiate in good faith to determine whether and, if so, in what amount the Base Trademark Royalties should be reduced. Any further use of such Trademark by Licensee shall be at Licensee's sole risk and liability and Licensee shall cease any use thereof which indicates or suggests that such use is made under authority of this Agreement or with the consent of Licensor.

     5.2 Form. Licensee shall use the Trademarks in the form stipulated by Licensor and shall include such trademark and copyright notices as Licensor may request in connection with the protection of Licensor's ownership of the Trademarks. Licensee shall also observe all directions given by Licensor as to colors and size of the representations of the Trademarks and their manner and disposition in connection with the Programs and the Service.

     5.3 Maintenance of Distinctive Quality of Trademarks. The use of the Trademarks by Licensee shall at all times be in keeping with and seek to maintain their distinctiveness and reputation as determined by Licensor.

     5.4 Advertising and Publicity. Licensee hereby acknowledges that, as between Licensee and Licensor, the Trademarks are the sole and exclusive property of Licensor. Licensee shall have the right to develop and distribute advertising, publicity and promotional materials relating to the Service and the Programs as part of the Service; provided, however, that any such materials (other than material obtained directly from Licensor) shall:

          (a) comply with the restrictions set forth in Section 4.2;

          (b) clearly identify the Trademarks with a legible credit line with the wording "'Playboy' (or the 'Rabbit Head Design', etc.) is used under license from Playboy Enterprises Inc." or such other words as Licensor may designate from time to time; and

          (c) in no event may any advertising, publicity or promotional material using the names of Licensor or any person appearing in a Playboy Program (as defined in the Program Supply Agreement) be used to constitute an endorsement, express or implied of any party, sponsor, product or service (other than the Service).

Other than as expressly set forth in this Agreement, Licensee shall make no use of the Trademarks or any confusingly similar designation without the prior express written consent of Licensor in each instance. Licensee shall also make no use whatsoever of any other trademark, trade name or service mark that is the property of Licensor without the prior express written consent of Licensor in each instance. Licensee similarly agrees that it will not authorize or purport to authorize any third party to make any such use and, if Licensor's consent thereto is obtained in accordance with Section 2.3, it will expressly provide in any applicable third party agreements that such third parties will only be entitled to use such names and marks on material supplied to them by Licensee in accordance with Licensee's rights hereunder.

6.   OWNERSHIP OF THE TRADEMARKS
     ---------------------------

     6.1 Licensor Warranty. Licensor warrants that it is the proprietor of the Trademarks set forth in Schedule I, that it has the right to grant the rights to Licensee hereunder and that Licensee's use of such Trademarks for the purposes set forth in, and in accordance with the terms of, this Agreement does not and will not infringe the rights of any third party.

     6.2 Prosecution and Maintenance of Trademarks. Licensor shall pay all renewal fees and take such other actions as are necessary to prosecute the applications for and maintain the registrations of the Trademarks set forth in
Schedule I in the Territory during the term of this Agreement.

     6.3 Cooperation of Licensee. Licensee will on request give to Licensor or its authorized representative any information as to its use of the Trademarks which Licensor may require and will during the term of this Agreement render any assistance reasonably required by Licensor in registering and maintaining the registrations of the Trademarks.

     6.4 Covenant of Licensee. Licensee will not make any representation or do any act to the effect that it has any right title or interest in or to the ownership or use of any of the Trademarks except under the terms of this Agreement.

     6.5 Cooperation of Parties to Register Trademarks. Each party shall at its own expense, if required by the other, do all such acts and execute all such documents as may be necessary to confirm the license granted hereunder in respect of any of the Trademarks and to record Licensee as a registered user of the registered Trademarks on the trademarks register in the Territory. Licensee hereby agrees that any such entry on any trade mark register may be cancelled by Licensor on termination of this Agreement, for whatever reason, and that it will assist Licensor so far as may be necessary to achieve such cancellation including by executing any necessary documents.

7.   INFRINGEMENTS.
     -------------

     7.1  Infringements By Third Parties.

          (a) Notice. Each party shall as soon as it becomes aware thereof give the other written notice of any use or proposed use by any other person, firm or company of a trade name, trade mark or trade dress or mode of promotion or advertising which amounts or might amount either to infringement in the Territory of Licensor's rights in relation to the Trademarks or to passing-off in the Territory.

          (b) Control of Proceedings. Licensor shall have the first right to control and conduct all proceedings relating to any claim or suit described in sub-paragraph (a) above and to decide what action (if any) to take in respect thereof. If Licensor elects not to control or conduct any such proceedings, Licensee may control and conduct such proceedings, provided that (i) such proceeding relates directly to Licensee's use of the Trademarks hereunder, (ii) Licensor determines in good faith that such action by Licensee would not reasonably be expected to have a material adverse effect on the Trademarks and
(iii) Licensee has been advised by competent trademark counsel that the action Licensee proposes to take has a reasonable likelihood of success on the merits.

     7.2 Allegations that the Trademarks are Invalid or Infringe on Third Party's Rights.

          (a) Notice. Each party shall, as soon as it becomes aware that any other person, firm or company alleges that any of the Trademarks are invalid within the Territory or that use of any of the Trademarks infringes any rights of another party or that any of the Trademarks are otherwise attacked or open to attack within the Territory, give the other written notice thereof.

          (b) Control of Proceedings. Licensor shall undertake and conduct the defense of any claim or suit described in sub-paragraph (a) above at Licensor's expense and shall have the sole and exclusive control over such defense. Licensee expressly covenants no discussions by Licensee whatsoever with any and all claimants and litigants, no compromise or settlement by Licensee of any claim or suit and no negotiations by Licensee with respect to any compromise or settlement shall be had, made or entered into without the prior written approval of Licensor.

     7.3 Procedures and Costs. The party controlling and conducting any proceeding shall bear the cost thereof and shall be entitled to retain any damages recovered pursuant to such proceeding. Each party shall also provide any assistance reasonably requested by the controlling party at the controlling party's expense. The parties may mutually agree to jointly conduct and control any such proceeding, in which case the costs and proceeds thereof shall be borne equally by the parties. In any proceeding controlled and conducted by Licensor, Licensee may through counsel of its choice and at its expense, participate in such proceeding but, notwithstanding such participation, Licensor's sole control shall continue and Licensor's decisions with respect thereto shall continue to govern.

8.   INDEMNIFICATION.
     ---------------

     8.1 By the Licensor. Licensor shall indemnify Licensee and its permitted sublicensees, and its and their respective directors, officers, shareholders, employees, agents and affiliates from and against all claims, losses, damages, expenses, judgments, costs and liabilities (including reasonable attorneys' fees) ("Losses") incurred by Licensee, arising out of or resulting from (i) any claim of trademark infringement relating to the authorized use by Licensee of the Trademarks hereunder, or (ii) any breach of a representation, warranty or agreement made by Licensor herein.

     8.2 By the Licensee. Licensee shall indemnify Licensor and its directors, officers, shareholders, employees, agents and affiliates from and against all Losses incurred by Licensor, arising out of or resulting from (i) any use by Licensee or any permitted sub-licensee of the Trademarks, including, but not limited to any unauthorized use of the Trademarks, but excluding any Losses for which Licensor must indemnify Licensee pursuant to Section 8.1 above, or (ii) any breach of a representation, warranty or agreement made by Licensor herein; provided, however, that Licensee shall not be obligated to indemnify Licensor from and against any Losses that arise out of or result from any actions taken or omitted to be taken by Licensee that are required by the terms of this Agreement or pursuant to, and in compliance with, an instruction from Licensor.

     8.3 Procedure. If a claim by a third party is made against an indemnified party, the indemnified party shall promptly notify the indemnifying party of such claim. Failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability which the indemnifying party might have, except to the extent that such failure materially prejudices the indemnifying party's legal rights. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control through counsel of its own choosing (subject to the approval of the indemnified party, such approval not to be unreasonably withheld) and at its expense, the settlement or defense of such claim, and the indemnified party shall cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by-the indemnified party and (ii) the indemnifying party shall reimburse the indemnified party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section 8 as such are incurred. Notwithstanding anything contained herein, the indemnifying party shall not enter into any settlement without the consent of the indemnified party, which consent shall not be unreasonably withheld. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof or so notifies the indemnified party but fails to undertake or maintain such defense promptly and in good faith, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgement and without prejudice to the rights of the indemnified party to indemnification hereunder.

     8.4 Survival. The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

9.   TERMINATION.
     -----------

     9.1 Termination on Breach or Insolvency. Either party may without prejudice to its other remedies terminate this Agreement immediately by notice in writing to the other on or after the occurrence of any of the following:

          (a) the commission of one or more material breaches of this Agreement by the other party which are not capable of remedy; or

          (b) the commission of a material breach of this Agreement by the other party which is capable of remedy (a "remediable breach") which shall not have been remedied within a period of one month after the party in breach has been given notice in writing specifying that remediable breach and requiring it to be remedied; provided, however, that such one month period shall be extended for such additional period as shall be reasonably necessary if that remediable breach is incapable of remedy within that one month period and during that one month period the party in breach shall diligently endeavor to remedy that remediable breach, but only if such extension would not reasonably be expected to have a material adverse effect on the Trademarks or in Licensor's rights therein; or

          (c) the bankruptcy, insolvency, general assignment for the benefit of creditors or similar event of or the appointment of a trustee, receiver or similar person for the other party; provided, that the insolvency of Licensee shall not be a basis for termination so long as it receives funds from its controlling shareholder sufficient to enable Licensee to meet all its obligations as they become due.

          9.2 Termination on Termination of Program Supply Agreement or Shareholders' Agreement. This Agreement shall automatically terminate on the date on which any termination of the Program Supply Agreement or Shareholders' Agreement takes effect.

          9.3 Cross Default. Any breach or default by Licensee under the Program Supply Agreement or the Shareholder's Agreement shall be deemed to constitute a breach or default hereunder.

10.  EFFECTS OF TERMINATION.
     ----------------------

     10.1 The termination of this Agreement for whatever reason shall not affect any provision of this Agreement which is expressed to survive or operate in the event of its termination and shall not prejudice or affect the rights of either party against the other in respect of any breach of this Agreement or in respect of any moneys payable by one party to the other in relation to any period prior to termination.

     10.2 Upon the date on which any termination of this Agreement for whatever reason takes effect ("the Termination Date") all rights of Licensee hereunder shall immediately terminate and automatically revert to Licensor and Licensee shall cease to make any use of the Trademarks except that, in relation to Programs whose Transmission Period has not ended prior to the Termination Date, Licensee shall continue to be entitled to make use of the Trademarks solely in customary presentation and logo credits in the title and end credit sequences of such Playboy Programs for so long as Licensee continues to be entitled to transmit those Playboy Programs under the Program Supply Agreement; provided, that such right shall be deemed a royalty-free license. Further, Licensee shall immediately amend its charter documents so that its name no longer includes any reference to any trademark of Licensor.

     10.3 Upon termination of this Agreement, the parties shall perform all other acts which may be necessary or useful to render effective the termination of Licensee's interests in the Trademarks and Licensee shall execute any assignment, conveyance, acknowledgement or other document that Licensor may reasonably request relinquishing such interests and the goodwill associated therewith. Without limiting the foregoing, Licensee hereby consents to any application which Licensor may make to limit or terminate Licensee's status as a registered use and irrevocably agrees not to contest, oppose or dispute such application.

11. EQUITABLE RELIEF. Licensor and Licensee acknowledge that any material breach of this Agreement by such party, including, by way of example, Licensee's failure to cease using the Trademarks upon the expiration or termination of this Agreement (except as provided in Section 10.2 above), will result in irreparable harm to the other party for which there is no adequate remedy at law. Accordingly, in such event, Licensor or Licensee, as the case may be, shall be entitled to seek preliminary or temporary equitable relief pending a final determination in accordance with Section 12.6 without the necessity of posting bond by way of any or all of the temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

12.  MISCELLANEOUS
     -------------

     12.1 Binding Effect; No Assignment. The provisions of this Agreement shall be binding on and enure to the benefit of the successors of each party hereto; provided, that no party may agree to assign, transfer, charge or otherwise dispose of or subcontract any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that either party may so assign, etc. to an entity controlled by, which controls or which is under common control with such party but the original party shall remain responsible and liable for such transferee's compliance with all of such original party's obligations hereunder. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.2 Invalidity etc. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdictions.

12.3 Waivers, Remedies Cumulative, Amendments, etc.
     ---------------------------------------------

     (a) No failure or delay by any of the parties hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by any of the parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (b) The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

     (c) No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

     12.4 Notices.
          -------

          (a) Any notice or other communication given or made under this Agreement shall be in writing and shall be delivered by registered or certified mail, delivered personally or by courier or sent by facsimile transmission (with appropriate answerback) addressed as follows:

                           if to Licensor to:
                           -----------------

                           Playboy Enterprises, Inc.
                           Attention: General Counsel
                           680 North Lake Shore Drive
                           Chicago, IL 60611
                           United States of America
                           Fax number:  (312) 266-2042

                           with a copy to:

                           Playboy Entertainment Group, Inc.
                           Attention: President
                           9242 Beverly Boulevard
                           Beverly Hills, CA 90210
                           United States of America
                           Fax number:  (310) 246-4065

                           if to Licensee to:

                           Tohokushinsha Film Corporation
                           Attention: Managing Director
                           17-7 Akasaka 4-chome
                           Minato-Ku
                           Tokyo, Japan
                           Fax number:  03-3584-2824

                           with a copy to:

                           M. Kenneth Suddleson, Esq.
                           c/o Kaye, Scholer, Fierman, Hays & Handler
                           1999 Avenue of the Stars, Suite 1600
                           Los Angeles, California 90067
                           United States of America
                           Fax number:   (310) 788-1200

or to such other address, or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

          (b) All notices will be deemed given when received at the address(es) as provided in paragraph (a) above.

     12.5 Governing Law.
          -------------

          THIS AGREEMENT HAS BEEN NEGOTIATED AND ENTERED INTO IN THE STATE OF CALIFORNIA, UNITED STATES OF AMERICA, AND ALL QUESTIONS WITH RESPECT TO THE AGREEMENT AND THE RIGHTS AND LIABILITIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, UNITED STATES OF AMERICA, IRRESPECTIVE OF THE CHOICE OF LAWS PROVISIONS OF CALIFORNIA, UNITED STATES OF AMERICA, OR OF ANY OTHER JURISDICTION.

     12.6 Dispute Resolution.
          ------------------

          (a) Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 12.6, which shall be the sole and exclusive procedures for the resolution of any such disputes. The parties intend that this Section 12.6 shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Agreement.

          (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the other will be honored.

          (c) If the dispute has not been resolved by negotiation within 15 business days, the parties shall endeavor to resolve such dispute by mediation under the Center for Public Resources Mediation Procedure for Business Disputes. Unless the parties agree otherwise, the mediator will be selected from the Center for Public Resources Panel of Neutrals with notification to Center for Public Resources.

          (d) (i) Any controversy or claim arising out of or relating to this contract or the breach, termination or validity thereof, which remains unresolved 30 business days after appointment of a mediator, shall be settled by final and binding arbitration in accordance with the Center for Public Resources Non-Administered Arbitration Rules, by a sole arbitrator; provided, however, that if either party will not participate in a non-binding procedure, the other may initiate binding arbitration before expiration of the above period. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
(S) 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California. The arbitrator shall not be empowered to award punitive, consequential or incidental damages and each party hereby irrevocably waives any right to recover and agrees not to seek such damages with respect to any dispute arising hereunder.

               (ii) The arbitrator shall have the authority to include, as an item of damages, the costs of arbitration, including legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim by claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" shall mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgement awarded by the arbitrator, regardless of whether such judgement is entered into in favor of or against such party.

               (iii) The statute of limitations of the State of California applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by the preceding paragraphs of this Section 12.6.

          (e)  All negotiations pursuant to paragraphs (b) and (c) of this
Section 12.6 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

          (f) Each party agrees that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in
Section 12.4 hereof shall be deemed in every respect effective service of process upon such person for all purposes of this Section 12.6. Each party submits to the jurisdiction of the courts of the State of California, United States of America, and any federal court located within said state for the purpose of any suit, action, proceeding or judgment with respect to this Agreement, regardless of where any alleged, breach or other action, omission, fact or occurrence giving rise thereto occurred. Each party hereby waives any claim that any suit, action or proceeding brought in California has been brought in any inconvenient forum.

     12.7 Entire Agreement. This Agreement, together with its attachments constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     12.8 Rules of Construction.
          ---------------------

          (a) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

          (b) Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

          (c) Agreement Negotiated. The parties hereto are sophisticated and have been represented by lawyers throughout the negotiation and execution of this Agreement who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code
Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.10 Relationship Between the Parties. This Agreement shall not be construed to place the parties in the relationship of partners or joint venturers; any such relationship shall be determined and evidenced solely by the express terms of the Shareholder's Agreement. Licensee shall have no power to obligate or bind any or all of Licensor and its subsidiaries or affiliates in any manner whatsoever.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                       LICENSOR:

                                       PLAYBOY ENTERPRISES, INC.

                                       By:_______________________
                                           Name:
                                           Title:

                                       LICENSEE:

                                       THE PLAYBOY CHANNEL JAPAN,
                                       INC.

                                       By:_______________________
                                           Name:
                                           Title:

                                  SCHEDULE I
                                  ----------

                  REGISTERED AND PENDING TRADEMARKS IN JAPAN


================================================================================
                             INTERNATIONAL                    APPLICATION OR
MARK                             CLASS                      REGISTRATION NUMBER
================================================================================

PLAYBOY                           38                     Reg. No. 3025707
- -------------------------------------------------------------------------------
PLAYBOY                           41                     Appl. No. 4-281372
- -------------------------------------------------------------------------------
RABBIT HEAD DESIGN                38                     Appl. No. 4-281374
- -------------------------------------------------------------------------------
RABBIT HEAD DESIGN                41                     Appl. No. 4-281375
- -------------------------------------------------------------------------------
PLAYBOY AT NIGHT                  41                     Appl. No. 4-281378
- -------------------------------------------------------------------------------

                                  Schedule I

                                   EXHIBIT B

                        Bonus Trademark Royalty Formula

Bonus Trademark Royalty Formula:
To Be Calculated on a Quarterly Basis
- -------------------------------------

Royalty = (X-Y) . W . Z

X =  Average Number of subscribers to the Channel during period

Y =  break even number of subscribers as indicated in the applicable Business
     Plan

W =  a dollar amount equal to the fraction:

     Total Gross Revenues During Period less the sum of any indebtedness for borrowed money owing by the Venture to any of its shareholders
     -----------------------------------------------------------------------
                                       X

Z =  8%

                                   EXHIBIT C
                                   ---------

                   Listing of Licensees with Existing Rights

                              PLAYBOY TELEVISION
   CURRENT LICENSES OUTSTANDING IN JAPAN FOR TELEVISION AND HOTEL/MOTEL

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                               Program      Production
Licensee        Grant of Rights                       Program                    Hours         Year              Term of License
- ------------------------------------------------------------------------------------------------------------------------------------
Mitsubishi/USB  Pay TV and          Inside Out (26 episodes @ 30 minutes each)      13            1991         6/15/93 - 4/30/96
                Hotel/Motel         ------------------------------------------------------------------------------------------------
                                    Sexy Lingerie II                                 1            1990        10/15/83 - 12/31/96
                                    Sexy Lingerie III                                1            1991
                                    Wet & Wild IV                                    1            1992
                                    Playmate review '92                              1            1992
                                    ------------------------------------------------------------------------------------------------
                                    Wet & Wild V                                     1            1993         6/15/94 - 8/31/96
                                    Wet & Wild II                                    1            1990
                                    Sexy Lingerie V                                  1            1992
                                    Playmate Review '93                              1            1993
                                    ------------------------------------------------------------------------------------------------
                                    Playmate of the Year 1990: Renee Tenison         1            1990        11/1/94 - 12/31/96
                                    Playmate of the Year 1991: Lisa Matthews         1            1991
                                    Playmate of the Year 1992: Corina Harney         1            1992
                                    Playmate of the Year 1993: Anna Nicole Smith     1            1993
                                    ------------------------------------------------------------------------------------------------
                                    Late Night IV (26 episodes @ 30-minutes each)   13            1995         2/1/95 - 3/31/97
- ------------------------------------------------------------------------------------------------------------------------------------
Sumitomo      Basic Pay             Eden (6 volumes @ 1.5 hours each)                9            1993        10/1/94 - 9/30/96
- ------------------------------------------------------------------------------------------------------------------------------------
Pony Canyon   Hotel/Motel*          Erotic Fantasies I                               1            1994         2/1/94 - 12/31/98
                                    Intimate Workout for Lovers                      1            1991
                                    101 Ways to Excite Your Lover                    1            1991
                                    Wet & Wild IV                                    1            1992
                                    Playmate of the Year 1993: Anna Nicole Smith     1            1993
                                    Erotic Weekend Getaways                          1            1992
                                    Playmates in Paradise                            1            1990
                                    Ultimate Sensual Massage                         1            1991
                                    Playmate Video Calendar 1994                     1            1994
                                    Playmate of the Year 1994: Jenny McCarthy        1            1994
                                    International Playmate                           1            1992
                                    Erotic Fantasies II                              1            1994
                                    Inside Out I                                   1.5            1991
                                    Inside Out III                                 1.5            1991
                                    Eden I                                         1.5            1993
                                    Eden II                                        1.5            1993
                                    Eden III                                       1.5            1993
- ------------------------------------------------------------------------------------------------------------------------------------
STP           Multiple Rights       Temptress                                      1.5            1994   15 years from delivery of
International                       Cover Me                                       1.5            1995    each item
(on behalf of                       Playback                                       1.5            1995
TOEI Corp.)                         7 additional movies TBA @ 1.5 hours each)     10.5
- ------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                             81.5

* No satellite business; our product is available on a pay channel in approximately 25 hotels. Guests generally select movies from 3 channels: a) U.S. movies; b) Japanese X-rated product; c) U.S. X-rated product. Agents sell hotel packages of product including a Playboy title (different titles are offered each month). Also, the same cassettes are "rented" from a shop inside the hotel.

                                                             As of July 31, 1995
                                                                   -------------


Playboy Entertainment Group, Inc.
and Playboy Enterprises, Inc.
9242 Beverly Boulevard
Beverly Hills, California 90210
Attention: Mr. Tony Lynn



          Please refer to the Memorandum of Agreement between you ("Playboy") and the undersigned, Tohokushinsha Film Corporation ("Tohokushinsha"), of even date herewith (the "Agreement"). Please also refer to the Trademark License Agreement of even date herewith (the "Trademark License Agreement") between Playboy Enterprises, Inc. ("Enterprises") and Tohokushinsha. This letter agreement sets forth certain modifications or additions to the Trademark License Agreement and, pursuant to the last paragraph of the Agreement, also sets forth certain modifications or additions to the Agreement as agreed by the parties in writing, and constitutes an inducement and material part of the consideration to each party to enter into the Agreement and the Trademark License Agreement. Except as expressly set forth herein, the Agreement and the Trademark License Agreement remain in full force and effect without change. All capitalized terms used in this letter agreement without definition shall have the respective meanings set forth in the Agreement or the Trademark License Agreement, as applicable.

1. Options.

   a. In order to effect and secure Playboy's rights under the Agreement to participate in the proceeds of Liquidity Events and the rights described under the heading "Additional Rights re Shares" in the Agreement (each of the events triggering such rights being referred to herein as an "Additional Rights Event"), Tohokushinsha hereby grants to Playboy options to purchase from Tohokushinsha that number of shares in the Venture equal to 10.125% of the Venture on a fully diluted basis without giving effect to the Liquidity Event or Additional Rights Event, as the case may be, at the time of exercise (the "Options").

   b. The Options may be exercised, in whole or in part, in the event of any failure by the Venture or Tohokushinsha to discharge its obligations under the Agreement to Playboy with respect to any Liquidity Event or Additional Rights Event within the 30 days following the consummation of such event. In the case of a Liquidity Event or an Additional Rights Event, Playboy shall have the option to participate in such event first out of its interest represented by the Options so that Playboy retains the maximum number of shares in the Venture after its participation in such Liquidity Event or Additional Rights Event, as the case may be, and any such exercise must be of no less than the number of Options which represent the difference between (i) the full value Playboy would have been entitled to receive as of the date of such event had it exercised the Options immediately prior to such event and participated directly therein and (ii) any portion of such value it otherwise received.

          c. Notwithstanding the fact that Tohokushinsha and the Venture shall have said period of 30 days following any Liquidity Event or Additional Rights Event to discharge its obligations to Playboy with respect thereto, in discharging such obligations, Tohokushinsha and the Venture shall be required to make Playboy whole for the full value it wou1d have been entitled to receive as of the date of such event had it exercised the Options immediately prior to such event and participated directly therein (and Playboy shall be entitled to payment of interest for the period from the consummation of the Liquidity Event or Additional Rights Event in question to the date of discharge of all obligations of Tohokushinsha and the Venture with respect thereto at a rate equal to the average of the reference rate charged by the Bank of America, N.A., and the Japanese prime rate charged by the Industrial Bank of Japan to domestic customers in effect during such period); it being understood and agreed that if the value in question would have been paid in shares of stock or other non-cash property had Playboy participated directly in such event, Playboy will be entitled to receive a number of such shares or an amount of such property (or if such shares or property are not severable into the interests contemplated hereby, the cash equivalent thereof) equal to the full value of the shares or property it would have received on the day the event in question occurred had Playboy then held shares equal to the applicable portion of the 10.125% of the Venture with respect to which Playboy would have been entitled to participate in such event.

          d. If Playboy is prevented from exercising the Options, in whole or in part, due to applicable legal restrictions, Playboy shall be entitled to put to Tohokushinsha (the "Put") all or part of the Options Playboy would otherwise have been entitled to exercise for the full value, as set forth in c. above, it would have been entitled to receive as of the date of the applicable Liquidity Event or Additional Rights Event had it exercised such Options immediately prior to such event and participated directly therein.

          e. In either an exercise of Options or the Put, Playboy will be entitled to receive the proceeds indicated, less an amount that is the greater of (i) the number of shares that constitutes 10.125% of the stock of the Venture on a fully diluted basis without giving effect to the Liquidity Event or Additional Rights Event (i.e., as if additional authorized, but unissued, shares had been issued in an amount equal to 10.125% of the outstanding shares) times the per share Initial Value (as defined in Issued Shares in the Agreement), plus accrued interest thereon at the Japanese Prime Lending as announced by The Industrial Bank of Japan for domestic lending from the date of initial capitalization, or (ii) the Book Value of 10.125% of the Venture on a fully diluted basis without giving effect to such Liquidity Event or Additional Rights Event, as the case may be; provided, however, that for the purpose of calculating the foregoing reduction in no event shall such Book Value of 10.125% of the Venture be greater than the net proceeds of such Liquidity Event or Additional Rights Event that would be received or distributable to the holder of 10.125% of the then currently issued and outstanding shares of the Venture.

          f. Following any exercise of the Options or the Put, the Options will be reduced by the percentage interest in the Venture that the exercise represented (e.g., if Playboy exercises the Options with respect to a number of shares that represent 2% of the Venture at the time of exercise, the Options remaining shall be 8.125% of the Venture as measured on the next exercise date).

          g. Notwithstanding anything to the contrary set forth herein, at no time shall Playboy beneficially own more than 19.9% of the Venture.

          h. Playboy may exercise the Options or the Put by written notice to Tohokushinsha specifying the percentage interest in the Venture represented by such exercise.

          i. If Playboy is prevented from exercising the Options in whole or in part due to applicable legal restrictions and Playboy exercises the Put, and Tohokushinsha breaches its obligations to make payment, after written notice thereof and reasonable opportunity to cure, Playboy shall be entitled, without prejudice to the application of subparagraph c. above, to transfer the number of Options that the Put represents, as the case may be, without restriction (including any restrictions on transfer generally as set forth in the Agreement or the Definitive Agreements) to any person or entity that is not legally prohibited from acquiring the respective interest in the Venture; provided that if the issue of breach is in dispute and

Tohokushinsha timely submits such issue to mediation and arbitration pursuant to
Section 5 below, Playboy shall not transfer the Options in question during the pendency of such mediation and arbitration. Except as provided above and as provided in the Agreement generally regarding assignment, the Options and Put rights shall not be assigned or transferred by Playboy.

     2. Effect on Bonus Trademark Royalties. Upon each exercise by Playboy of the Options or the Put, in whole or in part, and provided that Tohokushinsha has satisfied its obligations with respect thereto, the Bonus Trademark Royalties formula will be amended by multiplying the result thereof by a fraction, the numerator of which is the percentage interest in the Venture that remains subject to the Options and Put (as of the time they may be exercised), and the denominator of which is 10.125%.

     3. Termination of Agreement. This letter agreement shall terminate and the Options shall expire upon the termination of the Venture as set forth in the Agreement or the Definitive Agreements, as the case may be.

     4. Bonus Trademark Royalty Formula Adjustment. The Bonus Trademark Royalty formula referred to in Section 3.2(a) of the Trademark License Agreement will be adjusted prospectively by mutual agreement of the parties if the Bonus Trademark Royalty actually paid to Licensor in any year is less than 90% or more than 110% of 10.125% of the net profits of the Venture for such year then ended without giving effect to the Bonus Trademark Royalty paid for such year. In addition, in the event that Licensee decides to commence DTH transmission, the parties shall mutually agree upon a revised formula for the Bonus Trademark Royalty based upon revised projections for Licensee giving effect to such transmission. If the parties are unable, after good faith negotiations, to agree on any such adjustment required by either of the two preceding sentences, they will submit to mediation and, if necessary, binding arbitration in accordance with the terms below.

     5. Incorporation of Certain Terms. The terms of the Agreement under the heading "MEDIATION AND ARBITRATION" are hereby incorporated herein by reference as if fully set forth herein, with such changes as the context shall require.

     6. Remedies Cumulative. Playboy's and Enterprises' respective rights hereunder are in addition to, and not by way of limitation of, any rights or remedies it may have under the Agreement.

     7. Counterparts. This letter agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          If the foregoing accurately sets forth your understanding of our agreement, please so indicate by executing this letter agreement in the space provided for below.

                                       Very truly yours,

                                       TOHOKUSHINSHA FILM CORPORATION



                                       By: /s/ Tetsu Uemura
                                          ---------------------------

                                       Its: Managing Director
                                           --------------------------



ACCEPTED AND AGREED TO:

PLAYBOY ENTERTAINMENT GROUP, INC.


By: /s/ Anthony J. Lynn
   ---------------------------

Its: President
    --------------------------


PLAYBOY ENTERPRISES, INC.

By: /s/ Anthony J. Lynn
   ---------------------------

Its: Executive Vice President
    --------------------------